Exhibit 99.1

Orthofix International Reports Second Quarter 2015

Financial Results

Second Quarter Highlights

•	Second quarter reported net sales of $101.0 million; an increase of 5.0% on a constant currency basis
•	Adjusted EBITDA of $17.2 million, or 17.1% of net sales
•	Company increases fiscal year 2015 guidance

LEWISVILLE, Texas — August 4, 2015 — Orthofix International N.V. (NASDAQ:OFIX) today reported its financial results for the second quarter ended June 30, 2015, including net sales of $101.0 million, diluted earnings per share from continuing operations of $0.21 and adjusted diluted earnings per share of $0.36.

"I am pleased with our second quarter results and the improving outlook for our business reflected in our higher guidance. While I believe this quarter demonstrates that we have put the right strategies in place and are making good progress, we need to continue to execute against our plan to drive similar or better results going forward," said President and Chief Executive Officer, Brad Mason.

Second Quarter Financial Results

The following table provides net sales and constant currency net sales growth by strategic business unit (“SBU”) for the three months ended June 30, 2015 and 2014, respectively:

	Three Months Ended June 30,
(Unaudited, U.S. Dollars, in thousands)	2015	2014	Reported Growth	Constant Currency Growth
BioStim	$40,703	$39,513	3%	3%
Biologics	15,274	13,853	10%	10%
Extremity Fixation	25,594	27,303	(6)%	12%
Spine Fixation	19,383	20,316	(5)%	(4)%
Total net sales	$100,954	$100,985	(0)%	5%

Net sales were flat at $101.0 million compared to the same prior year period; however, net sales increased by approximately 5.0% on a constant currency basis. Net sales increased in our BioStim and Biologics SBUs due primarily to continued expansion of our sales channels and improving execution of our commercial strategies. Net sales in our Extremity Fixation SBU decreased 6.3% (an increase of 11.8% on a constant currency basis) compared to the same prior year period. The increase in constant currency terms was primarily due to cash collections from customers. Net sales in our Spine Fixation SBU decreased 4.6% year-over-year; however, second quarter sales grew 19.0% sequentially over the first quarter, highlighting the success of the team and strategies that were put in place late last year.

Gross margin was 78.3% compared to 74.8% for the same prior year period. Gross profit increased $3.4 million to $79.0 million, compared to $75.6 million in the same prior year period, primarily due to the effects of foreign exchange rates and lower charges for inventory shrinkage in 2015 when compared to the same period of 2014.  In the second quarter of 2014, we incurred $1.9 million of charges for inventory shrinkage as a result of physical counts of our field inventory as part of the remediation activities that followed our Original Restatement.

Total net margin (gross profit less sales and marketing expenses) was $36.1 million, or 35.8% of net sales, an increase of 7.6% from $33.6 million, or 33.2% of net sales, in the second quarter of 2014. The increase in net margin was driven by the increase in gross profit offset somewhat by the planned increase in sales management and field-based education and training personnel.

Operating expenses increased by $5.2 million to $74.1 million, compared to $68.9 million in the prior year period. The increase in operating expenses was primarily a result of an increase in general and administrative expenses as the Company invested in its infrastructure, an increase in share-based compensation, costs related to legal judgment, and an increase in professional fees and personnel costs within our finance department as part of our internal control remediation efforts. Operating income was $4.9 million for the quarter compared to $6.7 million in the second quarter of 2014.

Adjusted EBITDA from continuing operations, which excludes share-based compensation, foreign exchange impact, strategic investments, restatements and related costs, infrastructure investments, legal judgment, and gain on sale of assets, was $17.2 million or 17.1% of net sales for the quarter, compared to $16.2 million or 16.1% of net sales in the same prior year period.

Net income from continuing operations for the quarter was $4.1 million, or $0.21 per diluted share, compared to net income of $3.3 million, or $0.18 per diluted share, in the same prior year period.

Adjusted net income from continuing operations for the quarter was $6.8 million, or $0.36 per diluted share, compared to adjusted net income from continuing operations of $4.6 million, or $0.25 per diluted share, in the same prior year period.

As of June 30, 2015, cash and cash equivalents were $55.9 million compared to $71.2 million, which includes restricted cash, as of December 31, 2014. As of June 30, 2015, the Company had no outstanding indebtedness and borrowing capacity of $100 million. The Company’s current credit facility expires August 30, 2015, and the Company is currently in negotiations to renew the credit facility, which it expects to have completed prior to the expiration of the current facility.

Fiscal 2015 Outlook

The fiscal year 2015 outlook below assumes constant currency exchange rates from those currently prevailing:

	Previous Quarter 2015 Outlook	Current Quarter 2015 Outlook

Net Sales	$ 385 million — $ 390 million	$ 390 million — $ 395 million[1]

Adjusted EBITDA	$ 55 million — $ 58 million	$ 57 million — $ 60 million[2]

1 Represents a year over year increase of 0.6% to 1.9% on a constant currency basis and a decrease of 3.1% to 1.8% on a reported basis.

2 Represents a year over year decrease of 13.0% to 8.4% on a constant currency basis and a decrease of 12.8% to 8.3% on a reported basis.

Conference Call

Orthofix will host a conference call today at 4:30 PM Eastern time to discuss the Company's financial results for the second quarter 2015. Interested parties may access the conference call by dialing (888) 510-1765 in the U.S. and (719) 325-2432 outside the U.S., and referencing the conference ID 7192399. A replay of the call will be available for two weeks by dialing (888) 203-1112 in the U.S. and (719) 457-0820 outside the U.S., and entering the conference ID 7192399. A webcast of the conference call may be accessed by going to the Company's website at www.orthofix.com, by clicking on the Investors link and then the Events and Presentations page.

About Orthofix

Orthofix International N.V. is a diversified, global medical device company focused on improving patients' lives by providing superior reconstructive and regenerative orthopedic and spine solutions to physicians worldwide. Headquartered in Lewisville, Texas, the Company has four strategic business units that include BioStim, Biologics, Extremity Fixation and Spine Fixation. Orthofix products are widely distributed via the Company's sales representatives, distributors and its subsidiaries. In addition, Orthofix is collaborating on research and development activities with leading clinical organizations such as the Musculoskeletal Transplant Foundation and the Texas Scottish Rite Hospital for Children. For more information, please visit www.orthofix.com.

Forward-Looking Statements

This communication contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may include, but are not limited to, statements concerning the projections, financial condition, results of operations and businesses of Orthofix and its subsidiaries, are based on management's current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.

The forward-looking statements in this release do not constitute guarantees or promises of future performance. Factors that could cause or contribute to such differences may include, but are not limited to, risks relating to: an investigation by the Division of Enforcement of the Securities and Exchange Commission (the "SEC") and related securities class action litigation arising out of our prior accounting review and restatements of financial statements; our review of allegations of improper payments involving our Brazil-based subsidiary; the geographic concentration of certain of our sales and accounts receivable in countries or territories that are facing severe fiscal challenges; the expected sales of our products, including recently launched products; unanticipated expenditures; changing relationships with customers, suppliers, strategic partners and lenders; changes to and the interpretation of governmental regulations; the resolution of pending litigation matters (including our indemnification obligations with respect to certain product liability claims against our former sports medicine global business unit); our ongoing compliance obligations under a corporate integrity agreement with the Office of Inspector General of the Department of Health and Human Services (and related terms of probation) and a deferred prosecution agreement with the U.S. Department of Justice; risks relating to the protection of intellectual property; changes to the reimbursement policies of third parties; the impact of competitive products; changes to the competitive environment; the acceptance of new products in the market; conditions of the orthopedic and spine industry; credit markets and the global economy (including the expiration of our current secured revolving credit agreement in August 2015); corporate development and market development activities, including acquisitions or divestitures; unexpected costs or operating unit performance related to recent acquisitions; and other risks described in our 2014 Annual Report on Form 10-K, Part I, Item 1A, "Risk Factors" as well as in other reports that we file in the future.

Company Contact
Orthofix International N.V.
Mark Quick
P: 214-937-2924
E: markquick@orthofix.com

ORTHOFIX INTERNATIONAL N.V.

Condensed Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited, U.S. Dollars, in thousands, except share and per share data)	2015	2014	2015	2014
Product sales	$86,868	$88,579	$163,700	$176,879
Marketing service fees	14,086	12,406	27,016	24,120
Net sales	100,954	100,985	190,716	200,999
Cost of sales	21,910	25,414	41,249	52,187
Gross profit	79,044	75,571	149,467	148,812
Operating expenses
Sales and marketing	42,946	42,013	87,231	83,184
General and administrative	22,506	18,214	44,075	36,074
Research and development	6,451	6,313	12,296	12,246
Restatements and related costs	2,213	2,327	8,129	10,633
	74,116	68,867	151,731	142,137
Operating income (loss)	4,928	6,704	(2,264)	6,675
Other income and expense
Interest income (expense), net	74	(492)	(198)	(960)
Other income	853	363	1,544	91
	927	(129)	1,346	(869)
Income before income taxes	5,855	6,575	(918)	5,806
Income tax expense	(1,778)	(3,309)	(2,742)	(4,488)
Net income (loss) from continuing operations	4,077	3,266	(3,660)	1,318
Discontinued operations
Loss from discontinued operations	(730)	(5,829)	(1,511)	(6,623)
Income tax benefit	225	1,880	364	2,114
Net loss from discontinued operations	(505)	(3,949)	(1,147)	(4,509)
Net income (loss)	$3,572	$(683)	$(4,807)	$(3,191)
Net income (loss) per common share—basic:
Net income (loss) from continuing operations	$0.22	$0.18	$(0.20)	$0.07
Net loss from discontinued operations	(0.03)	(0.22)	(0.06)	(0.24)
Net income (loss) per common share—basic	$0.19	$(0.04)	$(0.26)	$(0.17)
Net income (loss) per common share—diluted:
Net income (loss) from continuing operations	$0.21	$0.18	$(0.20)	$0.07
Net loss from discontinued operations	(0.02)	(0.22)	(0.06)	(0.24)
Net income (loss) per common share—diluted	$0.19	$(0.04)	$(0.26)	$(0.17)
Weighted average number of common shares:
Basic	18,769,415	18,445,348	18,750,804	18,322,185
Diluted	18,989,579	18,621,192	18,750,804	18,435,128

ORTHOFIX INTERNATIONAL N.V.

Condensed Consolidated Balance Sheets

	June 30,	December 31,
(U.S. Dollars, in thousands except share and per share data)	2015	2014
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$55,946	$36,815
Restricted cash	—	34,424
Trade accounts receivable, less allowance for doubtful accounts of $7,153 and $7,285 at June 30, 2015 and December 31, 2014, respectively	58,356	61,358
Inventories	59,219	59,846
Deferred income taxes	36,970	37,413
Prepaid expenses and other current assets	24,723	26,552
Total current assets	235,214	256,408
Property, plant and equipment, net	49,963	48,549
Patents and other intangible assets, net	5,626	7,152
Goodwill	53,565	53,565
Deferred income taxes	17,910	18,541
Other long-term assets	26,876	8,970
Total assets	$389,154	$393,185
Liabilities and shareholders’ equity
Current liabilities:
Trade accounts payable	$17,230	$13,223
Other current liabilities	47,678	53,220
Total current liabilities	64,908	66,443
Deferred income taxes	—	229
Other long-term liabilities	26,569	26,886
Total liabilities	91,477	93,558
Contingencies
Shareholders’ equity
Common shares $0.10 par value; 50,000,000 shares authorized; 18,839,335 and 18,611,495 issued and outstanding as of June 30, 2015 and December 31, 2014, respectively	1,884	1,861
Additional paid-in capital	237,987	232,788
Retained earnings	60,553	65,360
Accumulated other comprehensive loss	(2,747)	(382)
Total shareholders’ equity	297,677	299,627
Total liabilities and shareholders’ equity	$389,154	$393,185

ORTHOFIX INTERNATIONAL N.V.
Selected Financial Data

Net Sales by SBU

The following table provides net sales and constant currency net sales growth by SBU for the three and six months ended June 30, 2015 and 2014, respectively:

	Three Months Ended June 30,
(Unaudited, U.S. Dollars, in thousands)	2015	2014	Reported Growth	Constant Currency Growth
BioStim	$40,703	$39,513	3%	3%
Biologics	15,274	13,853	10%	10%
Extremity Fixation	25,594	27,303	(6)%	12%
Spine Fixation	19,383	20,316	(5)%	(4)%
Total net sales	$100,954	$100,985	(0)%	5%

	Six Months Ended June 30,
(Unaudited, U.S. Dollars, in thousands)	2015	2014	Reported Growth	Constant Currency Growth
BioStim	$78,403	$76,650	2%	2%
Biologics	29,235	26,863	9%	9%
Extremity Fixation	47,409	54,369	(13)%	2%
Spine Fixation	35,669	43,117	(17)%	(17)%
Total net sales	$190,716	$200,999	(5)%	(1)%

Net Margin by SBU

The following table provides net margin by SBU for the three and six months ended June 30, 2015 and 2014, respectively:

	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited, U.S. Dollars, in thousands)	2015	2014	2015	2014
Net Margin
BioStim	$16,787	$17,706	$30,800	$32,726
Biologics	7,285	6,496	13,229	12,997
Extremity Fixation	9,149	6,656	16,165	13,590
Spine Fixation	3,173	3,130	2,644	7,189
Corporate	(296)	(430)	(602)	(874)
Total net margin	$36,098	$33,558	$62,236	$65,628

As a % of net sales	35.8%	33.2%	32.6%	32.7%

Adjusted EBITDA

The following table reconciles reported net income (loss) from continuing operations to EBITDA (earnings before net interest expense, income tax provision, depreciation and amortization) and adjusted EBITDA for the three and six months ended June 30, 2015 and 2014. Please refer to the Non-GAAP Performance Measures section at the end of this press release for more information about the specified items below.

	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited, U.S. Dollars, in thousands)	2015	2014	2015	2014
Net income (loss) from continuing operations	$4,077	$3,266	$(3,660)	$1,318
Interest (income) expense, net	(74)	492	198	960
Income tax expense	1,778	3,309	2,742	4,488
Depreciation and amortization	5,267	5,913	10,575	11,516
EBITDA	$11,048	$12,980	$9,855	$18,282
Share-based compensation	1,800	1,186	3,576	2,373
Foreign exchange impact	(643)	(251)	1,678	(320)
Strategic investments	440	—	901	—
Restatements and related costs	2,213	2,327	8,129	10,633
Infrastructure investments	1,303	—	3,462	—
Legal judgment	1,066	—	1,066	—
Gain on sale of assets	—	—	(3,100)	—
Adjusted EBITDA	$17,227	$16,242	$25,567	$30,968

As a % of net sales	17.1%	16.1%	13.4%	15.4%

Adjusted Net Income from Continuing Operations

The following table reconciles reported net income (loss) from continuing operations to adjusted net income from continuing operations for the three and six months ended June 30, 2015 and 2014. Amounts are shown net of tax. Please refer to the Non-GAAP Performance Measures section at the end of this press release for more information about the specified items below.

	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited, U.S. Dollars, in thousands)	2015	2014	2015	2014
Net income (loss) from continuing operations	$4,077	$3,266	$(3,660)	$1,318
Foreign exchange impact	(404)	(158)	1,057	(202)
Strategic investments	277	—	568	—
Restatements and related costs	1,394	1,466	5,121	6,699
Infrastructure investments	821	—	2,181	—
Legal judgment	672	—	672	—
Gain on sale of assets	—	—	(1,953)	—
Adjusted net income from continuing operations	$6,837	$4,574	$3,986	$7,815

The following table reconciles reported earnings per diluted share (EPS) from continuing operations to adjusted earnings per diluted share from continuing operations for the three and six months ended June 30, 2015 and 2014. Some calculations may be impacted by rounding and are shown net of tax. Please refer to the Non-GAAP Performance Measures section at the end of this press release for more information about the specified items below.

	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited, per diluted share)	2015	2014	2015	2014
EPS from continuing operations	$0.21	$0.18	$(0.20)	$0.07
Foreign exchange impact	(0.02)	(0.01)	0.06	(0.01)
Strategic investments	0.02	—	0.03	—
Restatements and related costs	0.07	0.08	0.27	0.36
Infrastructure investments	0.04	—	0.11	—
Legal judgment	0.04	—	0.04	—
Gain on sale of assets	—	—	(0.10)	—
Adjusted EPS from continuing operations	$0.36	$0.25	$0.21	$0.42

Cash Flow Data

The following table reconciles net cash provided by operating activities to free cash flow for the six months ended June 30, 2015 and 2014. Please refer to the Non-GAAP Performance Measures section at the end of this press release for more information about the specified items below.

	Six Months Ended June 30,
(Unaudited, U.S. Dollars, in thousands)	2015	2014
Net cash provided by operating activities	$8,954	$17,874
Less: capital expenditures	(13,576)	(6,257)
Free cash flow	$(4,622)	$11,617

Net Margin

The following table reconciles gross profit to net margin for the three and six months ended June 30, 2015 and 2014. Please refer to the Non-GAAP Performance Measures section at the end of this press release for more information about the specified items below.

	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited, U.S. Dollars in thousands)	2015	2014	2015	2014
Gross profit	$79,044	$75,571	$149,467	$148,812
Less: sales and marketing	(42,946)	(42,013)	(87,231)	(83,184)
Total net margin	$36,098	$33,558	$62,236	$65,628

Non-GAAP Performance Measures

The tables in this press release present reconciliations of net income (loss) from continuing operations and net income (loss) from continuing operations per diluted share calculated in accordance with U.S. GAAP to non-GAAP performance measures, referred to as "EBITDA," "Adjusted EBITDA," "Adjusted net income from continuing operations," "Adjusted earnings per diluted share," "Free cash flow" and "Net margin" that exclude the items specified in the tables. A more detailed explanation of the items excluded from these non-GAAP measures, as well as why management believes the non-GAAP measures are useful to them, is included in the Reconciliations of Non-GAAP Performance Measures section below.  Certain calculations for prior periods which have been previously presented have been conformed to our current calculation methodology.

Reconciliations of Non-GAAP Performance Measures

Reconciling Items for Adjusted EBITDA, Adjusted Net Income from Continuing Operations and Adjusted Earnings Per Diluted Share from Continuing Operations

•

Shared-based compensation - costs related to the Company's share-based compensation plans, which include stock options, restricted stock awards, performance-based restricted stock awards (if applicable), and the Company's stock purchase plan.

•	Foreign exchange impact - gains and losses related to foreign exchange transactions.

•	Strategic investments - costs related to the Company's strategic investments such as our investment in eNeura, Inc.
•

Restatements and related costs - legal, accounting, and other professional costs related to the Company's accounting review and restatements through March 2015 and legal fees associated with the ongoing SEC Investigation and Securities Class Action Complaint.

•	Infrastructure investments - costs associated with our multi-year process and systems improvement effort, "Bluecore."
•	Legal judgment – judgment against the Company related to a lawsuit filed by a former distributor.
•	Gain on sale of assets - gain on the sale of the Company's Tempus™ Cervical Plate product line.

Free cash flow

Free cash flow is a non-GAAP financial measure, which is calculated by subtracting capital expenditures from cash flow from operating activities. Free cash flow is an important indicator of how much cash is generated or used by our normal business operations, including capital expenditures. Management uses free cash flow as a measure of progress on its capital efficiency and cash flow initiatives.

Net Margin

Net margin is a non-GAAP financial measure, which is calculated by subtracting sales and marketing from gross profit. Net margin is the primary metric used by the Company’s Chief Operating Decision Maker in managing the Company.

Management use of, and economic substance behind, Non-GAAP Performance Measures

Management uses non-GAAP measures to evaluate performance period-over-period, to analyze the underlying trends in the Company's business, to assess its performance relative to its competitors and to establish operational goals and forecasts that are used in allocating resources. Management uses these non-GAAP measures as the basis for assessing the ability of the underlying operations to generate cash. In addition, management uses these non-GAAP measures to further its understanding of the performance of the Company's business units. The items excluded from Orthofix's non-GAAP measures are also excluded from the profit or loss reported by the Company's business units for the purpose of analyzing their performance.

Material Limitations Associated with the Use of Non-GAAP Measures

The non-GAAP measures used in this press release may have limitations as analytical tools, and should not be considered in isolation or as a replacement for U.S. GAAP performance measures. Some of the limitations associated with the use of these non-GAAP performance measures are that they exclude items that reflect an economic cost to the Company and can have a material effect on cash flows. Similarly, equity compensation expense does not directly impact cash flows, but is part of total compensation costs accounted for under U.S. GAAP.

Compensation for Limitations Associated with Use of Non-GAAP Measures

Orthofix compensates for the limitations of its non-GAAP performance measures by relying upon its U.S. GAAP results to gain a complete picture of the Company's performance. The U.S. GAAP results provide the ability to understand the Company's performance based on a defined set of criteria. The non-GAAP measures reflect the underlying operating results of the Company's businesses, excluding non-cash items, which management believes is an important measure of the Company's overall performance. The Company provides a detailed reconciliation of the non-GAAP performance measures to their most directly comparable U.S. GAAP measures, and encourages investors to review this reconciliation.

Usefulness of Non-GAAP Measures to Investors

Orthofix believes that providing non-GAAP measures that exclude certain items provides investors with greater transparency to the information used by the Company's senior management in its financial and operational decision-making. Management believes it is important to provide investors with the same non-GAAP metrics it uses to supplement information regarding the performance and underlying trends of Orthofix's business operations in order to facilitate comparisons to its historical operating results and internally evaluate the effectiveness of the Company's operating strategies. Disclosure of these non-GAAP performance measures also facilitates comparisons of Orthofix's underlying operating performance with other companies in its industry that also supplement their U.S. GAAP results with non-GAAP performance measures.

Source

Orthofix International N.V.